Exhibit 99.1

Career Education Names A.J. Cederoth as Senior Vice President and Chief Financial Officer

Schaumburg, Illinois, March 29, 2016 – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs and services, today announced the appointment of experienced financial leader Andrew J. (A.J.) Cederoth as Senior Vice President and Chief Financial Officer, effective April 1, 2016. Mr. Cederoth will replace David A. Rawden of AlixPartners, who has been serving as Interim Chief Financial Officer of the Company since April 1, 2015. Mr. Rawden will remain at Career Education as a consultant for a brief transition period in order to ensure a smooth onboarding process for Mr. Cederoth.

“We are extremely pleased to welcome A.J. Cederoth to Career Education,” said President and Chief Executive Officer Todd Nelson. “A.J.’s broad experience in financial management spans roles at both private and publicly-traded companies across a number of industries, most recently within more technology- and service-focused businesses. His background represents an excellent addition to our executive leadership team as we continue moving Career Education forward, and we look forward to his contributions. We would also like to extend our thanks to David Rawden for his assistance in successfully executing our strategic plan and cost control initiatives during his tenure as Interim Chief Financial Officer, and we wish him well in his future endeavors.”

Mr. Cederoth joins Career Education from Innova UEV, an electric car sharing company based in Burr Ridge, Illinois, where he served as Chief Financial Officer and Vice President of New Business Development. Prior to joining Innova, he served as Chief Financial Officer at Clover Technologies Group, a leading provider of electronic asset lifecycle management and environmental solutions. He began his career in finance in 1990 at Navistar International Corporation, a Fortune 500 manufacturer of commercial and defense vehicles and engines. While at Navistar, Mr. Cederoth occupied various financial roles of increasing responsibility, culminating with his tenure as Executive Vice President and Chief Financial Officer from 2009 to 2013. Mr. Cederoth holds a Bachelor of Arts degree in economics from the University of Illinois and an MBA from DePaul University.

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and hybrid learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform that allow students to more efficiently pursue earning a degree by receiving course credit for knowledge they can already demonstrate. Career Education is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

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CONTACT

Investors:

Alpha IR Group

Sam Gibbons or Chris Hodges

(312) 445-2870

CECO@alpha-ir.com

OR

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

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